UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported) June 24, 2005

MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin
(State or Other Jurisdiction of Incorporation)

1-10816 (Commission File Number)	39-1486475 (IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI (Address of Principal Executive Offices)	53202 (Zip Code)

(414) 347-6480
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
INDEX TO EXHIBITS
Securities Purchase Agreement
Call Option Agreement

Item 1.01 Entry into a Material Definitive Agreement.

     On June 24, 2005, Mortgage Guaranty Insurance Corporation, a wholly owned subsidiary of the Company (“MGIC”), Radian Guaranty, Inc. (“Radian”) (MGIC and Radian are collectively referred to as the “Corporate Partners”) and entities (the “Management Entities”) owned by the senior management (“Senior Management”) of Sherman Financial Group LLC (“Sherman”) entered into a Securities Purchase Agreement and a Call Option Agreement, each dated as of June 15, 2005.

     Under the Securities Purchase Agreement, each of MGIC and Radian has agreed to sell to one of the Management Entities 6.92% of the 41.5% interest in Sherman owned by each (a total of 13.84% for both MGIC and Radian) for approximately $15.6 million, which is $1 million in excess of the approximate book value of the interest at April 30, 2005. Upon completion of the sale, Senior Management of Sherman will own an interest in Sherman of 30.84% and each of MGIC and Radian will own interests of 34.58%. As a result of Sherman’s 100% ownership of First National Bank of Marin NA, the closing of the sale is subject to the approval of the Office of the Comptroller of the Currency.

     Under the Call Option Agreement, one of the Management Entities granted separate options (each an “Option”) to each Corporate Partner to purchase a 6.92% interest in Sherman (a total of 13.84% under both Options). Each Option is exercisable beginning in July 2006 at the option price provided in the Call Option Agreement. If one Corporate Partner does not exercise its Option, the other Corporate Partner may exercise that Option.

     In connection with these transactions, the payout under Sherman’s annual incentive plan (which is based on a percentage of Sherman’s pre-bonus results) is being reduced effective May 1, 2005. The Company expects that following the sale of its interests under the Securities Purchase Agreement the Company’s share of Sherman’s net income will be approximately equivalent to its share if such sale had not occurred because the decrease in such share resulting from the sale would be approximately offset by the additional income at Sherman resulting from the reduction in the incentive payout.

     The Options and the sale under the Securities Purchase Agreement are the outgrowth of a now abandoned proposed transaction (the “Proposed Equity Investment”) with a third party private equity firm. In that transaction, such firm would have made an equity investment in Sherman through the purchase for cash of 13.84% of the 17% interest in Sherman held by one of the Management Entities, each Corporate Partner would have sold to Senior Management at book value the same amount of interests as are to be sold under the Securities Purchase Agreement, the payout under the Sherman incentive plan would have been reduced and each Corporate Partner would have sold to the private equity firm a portion of its 34.58% interest in Sherman remaining after such sale to Senior Management. Senior Management and the Corporate Partners determined that the transactions described above were a superior alternative to the Proposed Equity Investment.

     While MGIC presently intends to exercise its Option, whether such Option will be exercised will depend on, among other factors, MGIC’s view of the value of Sherman, the availability of capital necessary to exercise the Option and alternative uses for such capital.

     The descriptions of the Securities Purchase Agreement and the Call Option Agreement set forth above are qualified in their entirety by the actual text of such instruments.

Item 8.01 Other Events.

     In connection with the Securities Purchase Agreement and the Call Option Agreement referred to in Item 1.01, various amendments were made to the limited liability company agreement of Sherman. These amendments included changes to reflect that Sherman is being managed by a newly organized management company owned by Senior Management.

Item 9.01 Financial Statements and Exhibits.

     (c) The accompanying Index to Exhibits is incorporated by reference in answer to this portion of this Item, and the Exhibits listed in such Index are filed as part of this Report.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: June 30, 2005	By:	\s\ Joseph J. Komanecki
Joseph J. Komanecki
Senior Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
2.1	Securities Purchase Agreement, dated as of June 15, 2005, by and among Meeting Street Partners II, Inc., Radian Guaranty, Inc. and Mortgage Guaranty Insurance Corporation (In accordance with Reg. S-K Item 601(b)(2), Schedules 2.2, 2.6, 3.1(d) and 5.6 to such Agreement have been omitted.)

2.2	Call Option Agreement, dated as of June 15, 2005, by and among Sherman Capital, L.L.C., Radian Guaranty, Inc. and Mortgage Guaranty Insurance Corporation

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